True Drinks Holdings, Inc. Appoints Adam Mirkovich as Chief Information Officer

Adding Supply Chain Expertise to Premium E-Liquid Brand

COSTA MESA, California, May 22, 2019 / PRNewswire / -- True Drinks Holdings, Inc. (the “Company” or “True Drinks”) (OTC PINK: TRUU) announced today the appointment of Adam Mirkovich as the Chief Information Officer of the Company and Charlies Chalk Dust LLC, a wholly owned subsidiary of the Company. In his new role, Adam will oversee data, process, and analytics management across the Company’s entire supply chain and report directly to the Company’s Chief Operating Officer, Ryan Stump. Adam will also oversee new product development and commercialization for the Company’s diverse line of products. Adam has shown significant operations expertise in the nicotine vape and beverage spaces throughout his career in a multitude of roles.

“Adam brings a whole new element to the True Drinks and Charlie’s Chalk Dust operations,” said Ryan Stump, Chief Operating Officer of True Drinks and Charlie’s Chalk Dust. “His expertise and ability to build teams will create a more streamlined approach to our upcoming projects. We believe that Adam will ultimately help scale the business as we continue to expand our current operations and explore new opportunities.”

Before joining the Company, Adam served as the COO for a multi-state premium cannabis vape brand, Orchid Ventures. Adam also served as an independent management consultant specializing in building and optimizing value chains for startups and growth stage companies in the beverage, nicotine vape, and nutritional supplements industries. Adam was also the Product Lifecycle Management (“PLM”) Program Manager for Niagara Bottling, where he led the product revision, introduction, and discontinuance practices for customers’ private labeled water, flavored, and carbonated beverages. Prior to his role in PLM, Adam was a member of the Supply Chain Logistics team at Niagara Bottling, providing strategic support of company expansion activities and tactical support of purchasing, production planning, and multi-region logistics in North American operations.

“I have had the privilege to watch the Charlie’s Chalk Dust team develop and position themselves as leaders in the premium e-liquid space over the past three years. I admire Brandon and Ryan’s dedication to their employees, customers, and products. I am excited to join the True Drinks and Charlie’s Chalk Dust family for this next stage of growth,” said Adam.

About Charlie's Chalk Dust

Founded in 2014 in southern California by brothers Brandon and Ryan Stump, Charlie's Chalk Dust produces high quality vapor products currently distributed in over 90 countries around the world. Charlie's is regarded as an industry pioneer, having developed an extensive portfolio of brand styles, flavor profiles and innovative product formats. Its authentic brand, coupled with unmatched culture and consistency, has cemented its position among a vast consumer base. Additional information about Charlie's can be found at www.charlieschalkdust.com.

About True Drinks Holdings, Inc.

Prior to consummating the recent Exchange in April 2109, True Drinks Holdings, Inc. specialized in all-natural, vitamin-enhanced drinks. Its primary business was the development, marketing and sale of AquaBall® Naturally Flavored Water, which was distributed nationally through select retail channels, such as grocery stores, mass merchandisers, drug stores and online. Although, the Company has discontinued the production, distribution and sale of AquaBall®, it continues to market and distribute Bazi® All Natural Energy, a liquid nutritional supplement drink, which is currently distributed online and through the Company's existing database of customers, and as a result of the Exchange, is currently engaged in the formulation of vapor products for ultimate distribution, including certain products containing CBD. The Company was founded in 2008 and is currently headquartered in Costa Mesa, California.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successful increase sales and enter new markets; the Company's ability to manufacture and produce product for its customers; the Company's ability to formulate new products; the acceptance of existing and future products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the ability to obtain patents and defend IP against competitors; the impact of competitive products; and the Company's ability to maintain and enhance its brand, as well as other risk factors included in the Company's most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

For more information, contact:

David Allen, Chief Financial Officer

True Drinks Holdings, Inc.

Charlies Chalk Dust, LLC

1007 Brioso Dr., Costa Mesa, CA 92627

Phone: +1-203-640-8399

david@charlieschalkdust.com